EXHIBIT 1

                            CERTIFICATE OF AMENDMENT
                                       to
                          CERTIFICATE OF INCORPORATION
                                       of
                               SYNERGY BRANDS INC.

     Synergy Brands Inc. a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware.

DOES HEREBY CERTIFY:

     FIRST:  by  consent  of the  Board of  Directors  of  Synergy  Brands  Inc.
resolutions were duly adopted setting forth a proposed amendment to the Certificate of Incorporation of said corporation, declaring said amendment to be advisable. The resolution setting forth the proposed amendment is as follows:

     RESOLVED: that this corporation shall and is hereby authorized to amend its Certificate of Incorporation to increase the amount of authorized stock available to be issued by this corporation from 6,000,000 shares of stock to 15,000,000 shares of stock divided into 14,000,000 shares of Common Stock, 100,000 shares of Class A Preferred Stock and 900,000 shares of Class B Preferred Stock of which Class B Preferred Stock 500,000 shares shall continue to be designated Series A Class B Preferred and 250,000 as Series B Class B Preferred, the designations, relative rights, preferences, and other terms of such securities not to change (except for the amount of authorized shares thereof) from that in existence at the date hereof, the intended purpose of such amendment being to allow more available stock for equity financing and other business purposes for this Corporation.

     The Certificate of Incorporation of this corporation shall be amended by:

     1. Changing the first Paragraph of Article FOURTH therein, first sentence therein to read as follows.

     "The total number of shares of stock which the corporation shall have authority to issue is fifteen million (15,000,000)."

     2. Changing the paragraph in article numbered FOURTH which now reads.

     "The 6,000,000 authorized shares shall be divided into 5,000,000 common shares, par value $.001 per share, 100,000 Class A Preferred Stock, par value $.001 per share and 900,000 Class B Preferred Stock par value $.001 per share"

     so that, as amended, said paragraph shall be and read as follows:

     "The 15,000,000 authorized shares shall be divided into 14,000,000 common shares, par value $.001 per share, 100,000 Class A Preferred Stock, par value $.001 per share and 900,000 Class B Preferred Stock, par value $.001 per share."

     SECOND: That said amendment was duly adopted in accordance with the provision of Section 242 of the General Corporation of Law of the State of Delaware (the "GCL"), by written consent of a majority of the votes represented by outstanding stock entitled to vote thereon with written notice to all remaining applicable shareholders in compliance with Section 228 of the GCL.

     THIRD: That the capital of said corporation shall not be reduced under or by reason of said amendment.

     IN WITNESS OF, said corporation has caused this certificate to be signed by Mair Faibish, its CEO, and Mitchell Gerstein, its secretary, this day of September 7, 2005.

By:  /s/ Mair Faibish
----------------------
     Mair Faibish
     CEO

By:  /s/ Mitchell Gerstein
--------------------------
    Mitchell Gerstein
    Secretary